Exhibit 12

THE LACLEDE GROUP, INC. AND SUBSIDIARY COMPANIES

SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Twelve Months Ended
	Mar. 31,	September 30,
(Thousands of Dollars)	2010	2009	2008	2007	2006	2005

Income from continuing operations before interest
charges and income taxes	$106,442	$126,517	$113,228	$101,867	$100,080	$78,676
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	1,859	1,833	1,691	1,485	1,291	938
Total Earnings	$108,301	$128,350	$114,919	$103,352	$101,371	$79,614

Interest on long-term debt –
Laclede Gas	$24,582	$24,583	$19,851	$22,502	$22,329	$22,835
Other interest	2,438	5,163	9,626	11,432	10,555	4,418
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	1,859	1,833	1,691	1,485	1,291	938
Total Fixed Charges	$28,879	$31,579	$31,168	$35,419	$34,175	$28,191

Ratio of Earnings to Fixed
Charges	3.75	4.06	3.69	2.92	2.97	2.82

LACLEDE GAS COMPANY

SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Twelve Months Ended
	Mar. 31,	September 30,
(Thousands of Dollars)	2010	2009	2008	2007	2006	2005

Income before interest
charges and income taxes	$84,168	$77,395	$84,684	$80,134	$72,077	$72,092
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	1,859	1,833	1,691	1,485	1,291	938
Total Earnings	$86,027	$79,228	$86,375	$81,619	$73,368	$73,030

Interest on long-term debt	$24,582	$24,583	$19,851	$22,502	$22,329	$22,835
Other interest	2,438	5,770	10,363	11,101	10,236	4,076
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	1,859	1,833	1,691	1,485	1,291	938
Total Fixed Charges	$28,879	$32,186	$31,905	$35,088	$33,856	$27,849

Ratio of Earnings to Fixed
Charges	2.98	2.46	2.71	2.33	2.17	2.62